Exhibit 99.1

Guerrilla RF Reports Record First Quarter 2024 Results and Gross Margin Expansion

●	Record revenue quarter of $5.1 million

●	Gross Margin expands 640 basis points sequentially over prior quarter

GREENSBORO, NC — May 15, 2024 — Guerrilla RF, Inc. (OTCQX: GUER), a leading provider of state-of-the-art RF and microwave semiconductors, today announced results for the first quarter 2024 ended March 31, 2024. The Company achieved record revenues of $5.1 million for the first quarter 2024, a 59.4% increase as compared to the first quarter of 2023.

“Following a challenging 2023, we accelerated our momentum by increasing revenue as a result of our strong foothold in the Automotive market and deeper penetration in the 5G Infrastructure market with previously announced satellite communications and point to multi-point communications shipments,” said Ryan Pratt, Founder and CEO. “This was an excellent quarter with over $5.1 million in revenue and a backlog increase of 27.7% from Q1 2023. We believe we are on target to achieve the $21.0 to $26.0 million revenue guidance we previously provided.”

Corporate Highlights

●

Completed a $5.0 million private placement, with net cash proceeds of approximately $3.0 million after deduction of expenses and conversion of existing debt. We plan to use the new capital to accelerate the Company’s growth and strengthen its competitive position through new market penetration, expanded product offerings, additional R&D initiatives, and new capital equipment.

●

Announced the acquisition of strategic GaN product portfolio and intellectual property of Gallium Semiconductor. We believe this acquisition will accelerate our penetration into this market by an estimated two years.

●	Extended maturity of primary credit facility to 2026.

●	Management reiterates 2024 revenue guidance of $21.0 to $26.0 million.

Financial Highlights

●	Revenue for the first quarter of fiscal 2024 increased 59.4% as compared to the first quarter of fiscal 2023.

●	Quarterly revenues increased 8.5% to $5.1 million, up from $4.7 million recorded in the fourth quarter 2023.

●	Gross margin for the first quarter of fiscal 2024 was 63.2% of revenues as compared to 56.6% for the first quarter of fiscal 2023 and up 640 basis points from Q4 2023.

●	Operating loss for the first quarter of fiscal 2024 was $1.8 million as compared to $3.7 million for the first quarter of fiscal 2023.

●	Net cash used in operating activities reduced to $0.8 million (a $5.0 million reduction from first quarter 2023) as a result of increased sales, margin expansion and expense management efforts.

●	Adjusted EBITDA loss (a non-GAAP measure) was $1.1 million for the first quarter of fiscal 2024. See EBITDA Reconciliation below.

●	Backlog (a non-GAAP measure) increased at the end of the first quarter of fiscal 2024 to $8.3 million as compared to $6.5 million at the end of the first quarter of fiscal 2023.

●	Cash balance as of March 31, 2024, was approximately $3.6 million compared to $0.8 million as of December 31, 2023.

Financial Results for Three Months Ended March 31, 2024

●	Revenues were $5.1 million, as compared to $3.2 million in the prior year period.

●	R&D expenses decreased to $2.3 million, as compared to $2.6 million for the prior year period.

●	Sales and marketing expenses remained flat at $1.4 million, as compared to the prior year period.

●	General and administrative expenses decreased slightly to $1.5 million, as compared to the prior year period.

GUERRILLA RF, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Guerrilla RF, Inc.
Balance Sheet

	March 31, 2024	December 31, 2023
Assets	Unaudited
Cash	$3,600,710	$781,318
Accounts receivable, net	2,819,814	2,079,111
Inventories	1,773,596	1,533,592
Prepaid expenses	540,911	458,313
Total Current Assets	8,735,031	4,852,334

Operating right-of-use assets	10,209,384	10,500,620
Property, plant, and equipment, net	3,332,955	3,659,084
Total Assets	$22,277,370	$19,012,038

Liabilities and Stockholders' Equity (Deficit)
Accounts payable and accrued expenses	$3,590,654	$2,099,537
Short-term debt	2,839,529	1,628,667
Derivative liabilities	-	158,000
Operating lease, current portion	731,952	745,969
Finance lease, current portion	939,975	978,543
Convertible notes	-	78,905
Convertible notes - related parties	-	700,189
Notes payable, current portion	-	10,948,668
Total Current Liabilities	8,102,110	17,338,478

Long-term debt	634,717	698,600
Operating lease	5,994,557	6,176,508
Finance lease	1,394,430	1,593,979
Notes payable	10,178,238	-
Total Liabilities	26,304,052	25,807,565

Common stock	995	789
Additional paid in capital	42,384,337	36,243,146
Accumulated deficit	(46,412,014)	(43,039,462)
Total Stockholders' Equity (Deficit)	(4,026,682)	(6,795,527)
Total Liabilities and Stockholders' Equity (Deficit)	$22,277,370	$19,012,038

Guerrilla RF, Inc
Profit and Loss Statement	Q1 2024	Q1 2023
	Unaudited
Product revenue	$5,089,773	$3,040,409
Royalties and non-recurring engineering revenue	1,476	190,479
Total	5,091,249	3,230,888

Direct product cost	1,870,675	1,403,345

Gross Profit	3,220,574	1,827,543

Operating Expenses:
Research and development	2,251,533	2,586,169
Sales and marketing	1,352,909	1,361,949
General and administrative	1,454,695	1,546,163
Total operating expenses	5,059,137	5,494,281

Operating loss	(1,838,563)	(3,666,738)

Interest expense	(1,684,787)	(341,857)
Change in fair value of derivative liabilities	158,000	-
Other income (expense)	(7,202)	7,177
Total other income (expense), net	(1,533,989)	(334,680)
Net loss	$(3,372,552)	$(4,001,418)

EBITDA and Adjusted EBITDA Reconciliation

References to “EBITDA” mean net loss, before considering interest expense, provision for income taxes, depreciation and amortization. References to Adjusted EBITDA excludes irregular or non-recurring items and are not directly related to the Company’s core operating performance. EBITDA and Adjusted EBITDA are not measures of financial performance under U.S. GAAP. Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other U.S. GAAP measures, are useful to investors to evaluate the Company’s results because they excludes certain items that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with U.S. GAAP. A reconciliation of non-U.S. GAAP EBITDA and Adjusted EBITDA to the most directly comparable U.S. GAAP measure in accordance with SEC Regulation G follows:

Guerrilla RF, Inc
EBITDA Reconciliation	Q1 2024	Q1 2023

Net Loss	$(3,372,552)	$(4,001,418)
Interest expense	1,684,787	341,857
Depreciation and amortization	366,281	398,321
EBITDA	(1,321,484)	(3,261,240)
Share-based compensation	396,197	268,640
Change in fair value of derivative liabilities	(158,000)	-
Adjusted EBITDA	$(1,083,287)	$(2,992,600)

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance, state-of-the-art radio frequency (RF) and microwave semiconductors for wireless OEMs in multiple high-growth market segments, including network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. The Company has shipped over 200 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF recently made the top "Inc. 500" list for the second year in a row. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company’s filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact

Sam Funchess, VP of Corporate Development

ir@guerrilla-rf.com

+1 336 510 7840